Rule 424(b)(3) of the Securities Act of 1933
                                   Registration Statement 333-50111

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED JUNE 4, 1998)

                           AMERICAN TOWER CORPORATION

         This Prospectus Supplement No. 4 supplements the Prospectus dated June 4, 1998 of American Tower Corporation, formerly American Tower Systems Corporation ("ATC" or the "Company"), with respect to the filing on January 8, 1999 of a Form 8-K, which is attached hereto.

Any statement contained in the Prospectus as heretofore supplemented shall be deemed to be modified or superseded to the extent that a statement contained in the Form 8-K modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

                            ------------------------


               Prospectus Supplement No. 4, dated January 8, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                      January 8, 1999 (December 18, 1998)

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                        001-14195              65-0723837
(State or Other Jurisdiction         (Commission            (IRS Employer
     of Incorporation)               File Number)          Identification No.)




         116 Huntington Avenue
         Boston, Massachusetts                                    02116
 (Address of Principal Executive Offices)                      (Zip Code)




                                 (617) 375-7500
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

      On December 18, 1998, American Tower Corporation (the "Company" or "ATC") entered into an Amended and Restated Agreement and Plan of Merger (the "TeleCom Merger Agreement") with TeleCom Towers, L.C.C., a Delaware limited liability company ("TeleCom"), American Towers, Inc., a wholly owned subsidiary of ATC and a Delaware corporation ("ATI"), and ATC Merger Corporation, a wholly owned subsidiary of ATI and a Delaware corporation ("ATMC"), pursuant to which ATMC will merge with and into TeleCom, which will be the surviving entity (the "TeleCom Merger"). The TeleCom Merger Agreement amended and restated the Agreement and Plan of Merger (the "Original Merger Agreement"), dated as of
November 16, 1998, by and among ATC, TeleCom and ATI, to (i) reduce the aggregate consideration of $155.0 million to $148.75 million, (ii) provide, among other things, for the distribution to the TeleCom members of all issued and outstanding limited liability company equity interests in a new subsidiary, TeleCom Towers-Pacific, L.L.C. ("TTP"), into which TeleCom contributed its partnership interest in Prime-Telecom Communications Co., a California general partnership ("Prime"), and (iii) provide for the merger of ATMC, a newly organized subsidiary of ATI, with and into TeleCom which will be the surviving entity. Simultaneously with the execution of the TeleCom Merger Agreement, ATC and TTP entered into put-call arrangements pursuant to which ATI would acquire TTP for $12.5 million in the event TTP were to acquire the other 50% interest in Prime.

      For more information, see the TeleCom Merger Agreement, which is attached herewith as Exhibit 2.1, and the Original Merger Agreement, which was filed as
Exhibit 2.2 to ATC's Form 10-Q for the quarter ended September 30, 1998.

      On December 23, 1998, ATC entered into an Amendment (the "Amendment") to the TeleCom Merger Agreement with TeleCom, ATI, and ATMC, providing for a reduction in the aggregate number of shares of ATC Class A Common Stock deliverable as part of the ATC Stock Consideration to the extent that TeleCom fails to achieve certain growth in its Monthly Tower Revenue Run Rate (as defined in the TeleCom Merger Agreement). For more information, see the Amendment, which is attached herewith as Exhibit 2.2.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

         Exhibit  2.1   -      Amended and Restated  Agreement and Plan of
                               Merger,  dated as of December  18,  1998,  by and
                               among American  Tower  Corporation  ("ATC"),  ATC
                               Merger   Corporation,   a  Delaware   corporation
                               ("ATMC"),   American  Towers,  Inc.,  a  Delaware
                               corporation ("ATI"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TeleCom")
                               (Schedules and Exhibits omitted).

         Exhibit  2.2   -      Amendment, dated as of December 23, 1998, by and
                               among ATC, ATMC, ATI and TeleCom.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AMERICAN TOWER CORPORATION
                                   (Registrant)


Date: January 8, 1999               By: /s/ Justin D. Benincasa
                                        Name: Justin D. Benincasa
                                        Title: Vice President and
                                               Corporate Controller

                                                                     EXHIBIT 2.1

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           AMERICAN TOWER CORPORATION,

                             AMERICAN TOWERS, INC.,

                             ATC MERGER CORPORATION

                                       and

                             TELECOM TOWERS, L.L.C.

                                   Dated as of

                                December 18, 1998


                                TABLE OF CONTENTS
ARTICLE 1  DEFINED TERMS..........................................................................................1

ARTICLE 2  THE MERGER.............................................................................................2
                  2.1      The Merger.............................................................................2
                  2.2      Closing................................................................................2
                  2.3      Effective Time.........................................................................2
                  2.4      Effect of the Merger...................................................................2
                  2.5      TCT Operating Agreement................................................................2

ARTICLE 3  CONVERSION OF INTERESTS................................................................................3
                  3.1      Conversion of TCT Units  ..............................................................3
                  3.2      Delivery of Merger Consideration.......................................................4
                  3.3      Option Securities and Convertible Securities; No Payment Rights........................4
                  3.4      Determination of Merger Consideration.  ...............................................4

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF TCT .................................................................5
                  4.1      Organization and Business; Power and Authority; Effect of Transaction..................5
                  4.2      Financial and Other Information. ......................................................7
                  4.3      Material Statements and Omissions; Absence of Events...................................7
                  4.4      Title to Properties; Leases............................................................7
                  4.5      Compliance with Private Authorizations.................................................8
                  4.6      Compliance with Governmental Authorizations and Applicable Law.........................9
                  4.7      Intangible Assets.....................................................................10
                  4.8      Related Transactions..................................................................10
                  4.9      Insurance.............................................................................10
                  4.10     Tax Matters.  ........................................................................10
                  4.11     Employee Retirement Income Security Act of 1974.......................................11
                  4.12     Solvency..............................................................................13
                  4.13     Bank Accounts, Etc....................................................................13
                  4.14     Employment and Consulting Arrangements................................................13
                  4.15     Material Agreements...................................................................13
                  4.16     Ordinary Course of Business...........................................................14
                  4.17     Material and Adverse Restrictions.....................................................15
                  4.18     Broker or Finder......................................................................15
                  4.19     Environmental Matters.................................................................15
                  4.20     Capital Stock.........................................................................16
                  4.21     Year 2000 Compliant...................................................................16
                  4.22     Materiality...........................................................................16

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ATC AND ATMC........................................................17
                  5.1      Organization and Business; Power and Authority; Effect of Transaction.................17
                  5.2      ATC SEC Reports.......................................................................18
                  5.3      Material Statements and Omissions; Absence of Events..................................18
                  5.4      Broker or Finder......................................................................19
                  5.5      Capital Stock.........................................................................19
                  5.6      Compliance with Governmental Authorizations and Applicable Law.  .....................19
                  5.7      Materiality...........................................................................20

ARTICLE 6  COVENANTS.............................................................................................20
                  6.1      Access to Information; Confidentiality.  .............................................20


                  6.2      Agreement to Cooperate; Certain Other Covenants.  ....................................21
                  6.3      Public Announcements..................................................................22
                  6.4      Notification of Certain Matters.......................................................22
                  6.5      No Solicitation.......................................................................22
                  6.6      Conduct of Business by TCT Pending the Merger.........................................23
                  6.7      Preliminary Title Reports.............................................................25
                  6.8      Environmental Site Assessments........................................................25
                  6.9      Solicitation of Employees.............................................................25
                  6.10     Certificate of Non-Foreign Status.....................................................25
                  6.11     Tax Returns and Other Reports.........................................................26
                  6.12     Section 754 Elections.................................................................26

ARTICLE 7  CLOSING CONDITIONS....................................................................................26
                  7.1      Conditions to Obligations of Each Party...............................................26
                  7.2      Conditions to Obligations of ATC and ATMC.............................................26
                  7.3      Conditions to Obligations of TCT......................................................29

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER.....................................................................31
                  8.1      Termination...........................................................................31
                  8.2      Effect of Termination.................................................................31

ARTICLE 9  INDEMNIFICATION.......................................................................................32
                  9.1      Survival..............................................................................32
                  9.2      Indemnification.......................................................................32
                  9.3      Limitation of Liability...............................................................33
                  9.4      Notice of Claims......................................................................33
                  9.5      Defense of Third Party Claims.........................................................33
                  9.6      Exclusive Remedy......................................................................34
                  9.7      Indemnification of Directors and Officers.............................................34

ARTICLE 10  GENERAL PROVISIONS...................................................................................35
                  10.1     Waivers; Amendments...................................................................35
                  10.2     Fees, Expenses and Other Payments.....................................................36
                  10.3     Notices...............................................................................36
                  10.4     Specific Performance; Other Rights and Remedies.......................................37
                  10.5     Severability..........................................................................37
                  10.6     Counterparts..........................................................................38
                  10.7     Section Headings......................................................................38
                  10.8     Governing Law; Venue..................................................................38
                  10.9     Further Acts..........................................................................38
                  10.10    Entire Agreement......................................................................38
                  10.11    Assignment............................................................................39
                  10.12    Parties in Interest...................................................................39
                  10.13    Mutual Drafting.......................................................................39
                  10.14    TCT Disclosure Schedule...............................................................39
                  10.15    ATC's Due Diligence...................................................................40
                  10.16    Original Merger Agreement.............................................................40


APPENDIX  A:                        Definitions

EXHIBITS:

         EXHIBIT A:        New TCT Operating Agreement (Section 2.5)
         EXHIBIT B:        Opinion of TCT Counsel (Section 7.2(b)).
         EXHIBIT C:        Registration Rights Agreement (Section 7.2(m)).
         EXHIBIT D:        TCT Investment Letter (Section 7.2(n)).
         EXHIBIT E:        ATC Noncompetition Agreements (Section 7.2(p)).
         EXHIBIT F:        Indemnity Escrow Agreement (Section 7.2(s)).
         EXHIBIT G:        Opinion of Sullivan & Worcester LLP (Section 7.3(b)).
         EXHIBIT H:        ATC Voting Agreement (Section 7.3(h)).
         EXHIBIT I:        Cox Special Release (Section 7.2(t)).

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT").

                              W I T N E S S E T H:

         WHEREAS, ATC, ATI and TCT are parties to an Agreement and Plan of Merger, dated as of November 16, 1998 (the "Original Merger Agreement"), providing for the merger of TCT with and into ATI on the terms and conditions set forth therein; and

         WHEREAS, ATC, ATI, ATMC and TCT desire to amend and restate the Original Merger Agreement in its entirety to make certain changes to the Original Merger Agreement; and

         WHEREAS, ATC, ATI, ATMC and TCT have entered into this Amended and Restated Agreement and Plan of Merger (this "Agreement") providing that ATMC shall be merged with and into TCT, which shall be the surviving entity, on the terms and conditions set forth in this Agreement (the "Merger").

         WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT have determined that the Merger on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, the stockholder of ATMC and the members of TCT (the "TCT Members"); and

         WHEREAS, the Boards of Directors of ATMC and the Management Committee of TCT have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholder of ATMC and the members of TCT, respectively, for their adoption and approval; and

         WHEREAS, the Board of Directors of ATI has approved and adopted this Agreement and approved the Merger on behalf of ATMC as the sole stockholder of ATMC; and

         WHEREAS, as a condition of the willingness of ATC and ATMC to enter into this Agreement, and as an inducement thereto, TCT Members with the interests in TCT required for TCT's approval of the Merger and this Agreement are delivering their written consents approving and adopting the Merger and this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

         As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. The term "TCT" as used in Appendix A shall include all Subsidiaries of TCT, except as the context otherwise clearly requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the TCT Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.


                                    ARTICLE 2

                                   THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), and the Delaware Limited Liability Company Act (the "DLLCA"), at the Effective Time, ATMC shall be merged with and into TCT. As a result of the Merger, the separate corporate existence of ATMC shall cease and TCT shall continue as the surviving Entity in the Merger (sometimes referred to, as such, as the "Surviving Entity").

         2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 8, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the later of (a) January 4, 1999 and (b) a date set by mutual agreement within ten (10) business days after the satisfaction of the conditions set forth in Sections 7.1(b), 7.1(c) and 7.2(d) (unless any such condition is waived by the party entitled to make such waiver) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

         2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger and any related filings required under the DCL or the DLLCA with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

         2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL and the DLLCA.

         2.5 TCT Operating Agreement. The Amended and Restated Operating Agreement of TCT, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and made a part hereof (the "New TCT Operating Agreement"), and as such shall be the operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by Applicable Law.


                                    ARTICLE 3

                             CONVERSION OF INTERESTS

         3.1 Conversion of TCT Units At the Effective Time, by virtue of the Merger and without any action on the part of ATC, ATMC or TCT or their respective stockholders or members, as the case may be:

                  (a) Each share of Common Stock, par value $.01 per share, of ATMC issued and outstanding immediately prior to the Effective Time shall be converted into one TCT Interest (as defined in the New TCT Operating Agreement); and

                  (b) Each Class A Unit of TCT and each Class B Unit of TCT (collectively, the "TCT Units") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive its pro-rata share of the Merger Consideration.

The term "Merger  Price" shall mean an amount equal to the amount  determined by
(i) subtracting from $148.75 million, the amount, if any, by which the Indebtedness for Money Borrowed of TCT and its Subsidiaries at the Effective Time (computed on a consolidated basis in accordance with GAAP) exceeds (ii) the sum of (x) $30.0 million and (y) the aggregate amount (including acquisition costs) TCT has paid subsequent to the execution and delivery of the Original Agreement and prior to the Effective Time for any and all acquisitions including ComSites USA and the remaining general partnership interests in Mid Pacific (for an amount not in excess of $5.5 million) or capital expenditures, and (iii) adding the amount by which the Current Balance as of the Effective Time exceeds zero or subtracting the amount by which the Current Balance as of the Effective Time is less than zero. The term "Merger Consideration" shall mean and shall be paid in (i) shares (the "ATC Stock Consideration") of Class A Common Stock, par value $.01 per share, of ATC (the "ATC Common Stock") in an amount equal to sixty percent (60%) of the Merger Price (before adjustment pursuant to clause
(iii) of the immediately preceding sentence) and (ii) cash for the balance of the Merger Price (the "Cash Consideration"). (For example, assuming Indebtedness for Borrowed Money equal to $30.0 million and no capital expenditures, if the Current Balance equals $10.0 million, the Merger Consideration shall be equal to $158.75 million, payable $89.25 million in ATC Common Stock and $69.5 million in Cash Consideration. With the same assumptions, if the Current Balance equals ($10.0 million), the Merger Consideration shall be equal to $138.75 million, payable $89.25 million in ATC Common Stock and $49.5 million in Cash Consideration.) The Cash Consideration and the ATC Stock Consideration shall be paid or issued, as applicable, to each TCT Member in the same proportion that the number of TCT Units held by such TCT Member bears to the aggregate number of TCT Units held by all TCT Members, in all cases without distinction between classes of TCT Units. For purposes of determining the number of shares of ATC Common Stock issuable as the ATC Stock Consideration, the amount of the Merger Price payable in ATC Common Stock will be divided by the Current Market Price, subject to adjustment as provided in the following paragraph.

           In the event the Closing Date Share Price is less than $17.75 (the Current Market Price ($21.25) minus $3.50 per share) (the "Floor Share Price"), the ATC Stock Consideration shall be increased by a number of shares of ATC Common Stock determined as follows:

                  (i)  Divide  the ATC Stock  Consideration  by the Floor  Share
         Price;

                  (ii) Divide the ATC Stock Consideration by the Closing Date Share Price; and

                  (iii) Subtract the amount determined under paragraph (i) from the amount determined under paragraph (ii).

In the event the Closing Date Share Price exceeds $24.75 (the Current Market Price ($21.25) plus $3.50 per share) (the "Ceiling Share Price") the ATC Stock Consideration shall be decreased by a number of shares of ATC Common Stock determined as follows:

                  (i) Divide the ATC Stock Consideration by the Ceiling Share Price;

                  (ii) Divide the ATC Stock Consideration by the Closing Date Share Price; and

                  (iii) Subtract the amount determined under paragraph (ii) from the amount determined under paragraph (i).

          At the Effective Time, all TCT Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of TCT Units shall have, instead, the right to receive, in accordance with the provisions of Section 3.2, its pro rata share of the Merger Consideration. In lieu of issuing fractional shares, ATC shall convert the holder's right to receive ATC Common Stock pursuant to the provisions of this
Section into a right to receive (i) the highest whole number of shares of ATC Common Stock to which the holder would otherwise be entitled, plus (ii) cash equal to the fraction of a share of ATC Common Stock to which the holder would otherwise be entitled multiplied by the Fair Market Value of one share of ATC Common Stock as of the Effective Time. As of the Effective Time, the holders of TCT Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such TCT Units, except as otherwise provided herein or by Applicable Law.

         3.2 Delivery of Merger Consideration At and after the Effective Time, each TCT Member, upon the execution and delivery to ATC of a certificate, in substantially the form heretofore agreed upon by ATC and TCT, with respect to such TCT Units and its ownership thereof, shall be entitled to receive (a) its pro rata share of the Cash Consideration and (b) a certificate for ATC Common Stock representing the highest number of whole shares constituting its pro rata share of the ATC Stock Consideration and cash in an amount sufficient to make payment for any fractional share constituting a part of its pro rata share of ATC Stock Consideration, in each case representing the Merger Consideration with respect to the TCT Units formerly held by such TCT Member in accordance with the provisions of this Article, subject, however, to the provisions of the Indemnity Escrow Agreement. ATC shall be entitled to deduct and withhold from cash or ATC Common Stock otherwise payable pursuant to this Agreement such amounts of cash or ATC Common Stock as ATC shall deem necessary to satisfy any requirement for deduction or withholding with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ATC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TCT Member in respect of which such deduction and withholding was made by ATC.

         3.3 Option Securities and Convertible Securities; No Payment Rights. At the Effective Time, each outstanding Option Security and each Convertible Security of TCT, if any, whether or not then exercisable for or convertible into TCT Units or other TCT securities, outstanding immediately prior to the

Effective Time, shall be canceled and retired and shall cease to exist, and the holder thereof shall not be entitled to receive any consideration therefor.

         3.4 Determination of Merger Consideration. Not later than ten (10) days prior to the Closing Date, TCT shall submit to ATC its preliminary determination of the amount of the Merger Consideration determined in accordance with the provisions of Section 3.1. Within seven (7) days thereafter, ATC shall submit to TCT its objections, if any, to such preliminary determination, specifying in reasonable detail the nature of such objections. The parties shall use their reasonable business efforts to agree upon the amount of the Merger Consideration, but in the event they are unable to do so, then (a) the Merger shall be consummated (assuming that all other conditions thereto shall have been satisfied), (b) the Merger Consideration at the Effective Time shall be comprised of the Cash Consideration and the ATC Stock Consideration as provided in this Section, and (c) a post-Effective Time adjusting cash payment (if any) shall be made by ATC to the TCT Members as provided in this Section. In the event the parties are unable to agree as aforesaid, then (a) the ATC Stock Consideration at the Effective Time shall be the ATC Stock Consideration determined by TCT, and (b) the Cash Consideration at the Effective Time shall be the Cash Consideration determined by TCT reduced by an amount equal to the sum (the "Adjustment Holdback") of (i) the difference between the Cash Consideration determined by TCT and that determined by ATC, and (ii) the difference (valued at the Current Market Price) between the ATC Stock Consideration determined by TCT and that determined by ATC, in each case using Merger Considerations determined pursuant to the provisions of Section 3.1. To the extent the parties are unable to agree upon the amount of the Current Balance, the Adjustment Holdback shall consist of cash, and to the extent the parties are unable to agree upon the aggregate amount of acquisition expense and capital expenditures of TCT referred to in clause (ii) of the second sentence of Section 3.1, the Adjustment Holdback shall consist of ATC Common Stock and cash in the proportions specified in
Section 3.1. Under such circumstances, TCT and ATC shall, within ten (10) days following the Effective Time, jointly designate a nationally known independent public accounting firm to be retained to determine the amount of the Current Balance and aggregate amount of acquisition expenses and capital expenditures of TCT referred to in clause (ii) of the second sentence of Section 3.1. The fees and other expenses of retaining such independent public accounting firm shall be borne by ATC and TCT (prior to Closing) and the TCT Members (out of the
Adjustment Holdback after the Closing) in inverse proportion to its determination of the contested amount of the Merger Consideration. Such firm shall report its conclusions pursuant to this Section, and such report shall be conclusive on all parties to this Agreement and not subject to dispute or review. Upon determination by such independent accounting firm (or sooner agreement of the Merger Consideration by the parties), ATC shall deliver to the TCT Members, as their interests may appear, the amount of the Adjustment Holdback, if any, to which they are entitled, together with interest on the cash portion thereof at the rate of ten percent (10%) per annum.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF TCT

         All representations and warranties, unless the context indicates otherwise, exclude RCC, Prime and TTP which will be distributed by TCT to some or all TCT Members prior to the Merger. TCT hereby represents and warrants to ATC and ATMC as follows:

         4.1  Organization  and  Business;   Power  and  Authority;   Effect  of
Transaction.

         (a) TCT is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (limited liability company and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign limited liability company in each other jurisdiction (as shown on Section 4.1(a) of the TCT Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on TCT.

         (b) TCT has all requisite power and authority (limited liability company and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by TCT of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite limited liability company or other action on the part of TCT, including without limitation the requisite approval of the TCT Members, if any. The affirmative vote of the holders of TCT Units representing a majority of the outstanding voting power of all TCT Units is sufficient to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by TCT and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by TCT will constitute, legal, valid and binding obligations of TCT, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

         (c) Except as set forth in Section 4.1(c) of the TCT Disclosure Schedule, neither the execution and delivery by TCT of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by TCT:

                  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of TCT or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of TCT; or

                  (ii) will require TCT to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings under the Hart-Scott-Rodino Act, (B) for FCC approvals, and (C) the filing of the Certificate of Merger with the Delaware Secretary of State.

         (d) Except as set forth in Section 4.1(d) of the TCT Disclosure Schedule, TCT does not have any Subsidiaries, and each such disclosed Subsidiary is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the TCT Disclosure Schedule, (ii) a corporation or other Entity which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation or formation set forth opposite its name on Section 4.1(d) of the TCT Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation or Entity in each other jurisdiction (as shown on Section 4.1(d) of the TCT Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate, partnership, limited liability company and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on TCT. TCT owns, directly or indirectly, all of the outstanding capital stock or equity interests (as shown in Section 4.1(d) of the TCT Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except for restrictions on transfer of partnership interests set forth in partnership agreements, as listed on Section 4.1(d) of the TCT Disclosure Schedule, and as described in the notes to the TCT Financial Statements), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in Section 4.1(d) of the TCT Disclosure Schedule, there are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of TCT. Except as the context otherwise requires, the representations and warranties of TCT set forth in this Article shall apply to each of such Subsidiaries with the same force and effect as though each of them were named in each Section of this Article.

         4.2 Financial and Other Information. TCT has heretofore made available to ATC copies of the financial statements of TCT listed in Section 4.2 of the TCT Disclosure Schedule (the "TCT Financial Statements"). The TCT Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of TCT, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals. The Monthly Tower Revenue Run Rate of TCT for the month of October 1998 was not less than $1,050,000.

         4.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by TCT contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by TCT pursuant to the provisions hereof nor the TCT Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent financial statements constituting a part of the TCT Financial Statements, except to the extent specifically described in Section 4.3 of the TCT Disclosure Schedule, there has been no change with respect to TCT which has had, or (so far as TCT can now reasonably foresee) is likely to have, a material adverse effect on TCT. There is no Event known to TCT which has had, or (so far as TCT can now reasonably foresee) is likely to have, a material adverse effect on TCT, except to the extent specifically described in Section 4.3 of the TCT Disclosure Schedule.

         4.4      Title to Properties; Leases.

         (a) Section 4.4(a) of the TCT Disclosure Schedule contains a true, accurate and complete description of real property owned by TCT. TCT has good indefeasible, marketable and insurable title to all such real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other property and assets, tangible and intangible (collectively, the "TCT Assets"); all of the TCT Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on Section 4.4(a) of the TCT Disclosure Schedule (which Liens shall be released prior to the Closing). Except for financing statements evidencing Liens referred to in the immediately preceding sentence (a true, accurate and complete list and description of which is set forth in

Section 4.4(a) of the TCT Disclosure Schedule), no financing statements under the Uniform Commercial Code and no other filing which names TCT as debtor or which covers or purports to cover any of the TCT Assets is on file in any state or other jurisdiction, and TCT has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 4.4(a) of the TCT Disclosure Schedule, all improvements on the real property owned or leased by TCT which improvements are owned by TCT are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which, individually or in the aggregate, do not and will not have a material adverse effect on the TCT
Assets taken as a whole. Except as disclosed in Section 4.4(a) of the TCT Disclosure Statement, all such improvements comply in all material aspects with all Applicable Laws, Governmental Authorizations and Private Authorizations.
Except as disclosed in Section 4.4(a) of the TCT Disclosure Statement, and except as would not, individually or in the aggregate, have a material adverse effect on TCT, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by TCT are located entirely on such real property. There is no pending or, to TCT's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any material part of any real property owned or leased by TCT. Except as set forth in Section 4.4(a) of the TCT Disclosure Schedule, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment are, in TCT's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and, currently permit the TCT Business to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations.

         (b) Section 4.4(b) of the TCT Disclosure Schedule contains a true, accurate and complete description of all Leases under which any real property used in the business of TCT (the "TCT Business") is leased to TCT by any Person or by TCT to any Person. Except as otherwise set forth in Section 4.4(b) of the TCT Disclosure Schedule, each Lease under which TCT holds real or personal property constituting a part of the TCT Assets has been duly authorized, executed and delivered by TCT or its predecessor in interest thereunder and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of TCT, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, TCT has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each Lease and Applicable Law. None of the fixed assets or equipment comprising a part of the TCT Assets is subject to contracts of sale, and none is held by TCT as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Section 4.4(b) of the TCT Disclosure Schedule. True, accurate and complete copies of each of such Leases will be made available by TCT to ATC and TCT will provide ATC with photocopies of all such Leases requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.4(b) of the TCT Disclosure Schedule, with respect to those that are oral). Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all of such Leases are valid and subsisting and in full force and effect; neither TCT nor, to TCT's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of TCT, threatened to the effect that TCT has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of TCT under any of such Leases in any material respect.

         4.5 Compliance with Private Authorizations. Section 4.5 of the TCT Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to the TCT Assets or the TCT Business. TCT has obtained all Private Authorizations that are necessary for the ownership or operation of the TCT Assets or the conduct of the TCT Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, could, individually or in the aggregate, have a material adverse effect on TCT. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all of such Private Authorizations are valid and in good standing and are in full force and effect. TCT is not in material breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a material breach, violation or default, under any such Private Authorization. No such Private Authorization that is material to the TCT Business is the subject of any pending or, to TCT's knowledge, threatened attack, revocation or termination.

         4.6 Compliance with Governmental Authorizations and Applicable Law.

         (a) Section 4.6(a) of the TCT Disclosure Schedule contains a true, complete and accurate description of each material Governmental Authorization required under Applicable Law (i) to own and operate the TCT Assets and conduct the TCT Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, all of which are in full force and effect or (ii) that is necessary to permit TCT to execute and deliver this Agreement and to perform its obligations hereunder. TCT has obtained all Governmental Authorizations that are necessary for the ownership or operation of the TCT Assets or the conduct of the TCT Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any material adverse effect on TCT. None of the Governmental Authorizations listed in Section 4.6(a) of the TCT Disclosure Schedule is subject to any restriction or condition that would limit in any material respect the ownership or operations of the TCT Assets or the conduct of the TCT Business as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type. The Governmental Authorizations listed in Section 4.6(a) of the TCT Disclosure Schedule are valid and in good standing, are in full force and effect and are not impaired in any material respect by any act or omission of TCT or its officers, directors, employees or agents, and the ownership and operation of the TCT Assets and the conduct of the TCT Business are in accordance in all material respects with the Governmental Authorizations. All material reports, forms and statements required to be filed by TCT with all Authorities with respect to the TCT Business have been filed and are true, complete and accurate in all material respects. No such Governmental Authorization is the subject of any pending or, to TCT's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

         (b) Except as otherwise specifically set forth in Section 4.6(b) of the TCT Disclosure Schedule, since January 1, 1998, TCT has conducted its business and owned and operated its property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on TCT. Except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, TCT is not is in and is not charged by any Authority with, and, to TCT's knowledge, is not threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of the TCT Assets or the conduct of the TCT Business which will, individually or in the aggregate, have a material adverse effect on TCT. Except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and reasonably would not have a material adverse effect on TCT. With respect to matters, if any, of a nature referred to in Section 4.6(b) of the TCT Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, all such information and matters set forth in the TCT Disclosure Schedule, if adversely determined against TCT, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on TCT.

         (c) Except as set forth in Section 4.6(c) of the TCT Disclosure Schedule, there have not been since the formation of TCT and there are no Legal Actions of any kind pending or, to the knowledge of TCT, threatened at law, in equity or before any Authority against TCT or any of its officers or Management Committee representatives relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business. Such disclosed Legal Actions, if determined adversely to TCT, individually or in the aggregate, would not reasonably be expected to not have a material adverse effect on TCT; such disclosed Legal Actions could not materially and adversely affect the ability of TCT to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against TCT that could have such effect.

         4.7 Intangible Assets. Section 4.7 of the TCT Disclosure Schedule sets forth a true, accurate and complete description of all Intangible Assets (other than Governmental Authorizations and Private Authorizations and Leases) relating to the ownership and operation of the TCT Assets or the conduct of the TCT Business held or used by TCT, including without limitation the nature of TCT's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. Except as set forth in Section 4.7 of the TCT Disclosure Schedule, no Intangible Assets (except Governmental Authorizations, Private Authorizations, and the Intangible Assets so set forth) are required for the ownership or operation of the TCT Assets or the conduct of the TCT Business as currently owned, operated and conducted or proposed to be owned, operated and conducted on or prior to the Closing Date. TCT does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and TCT has not received any notice of any claim or infringement relating to any such Intangible Asset.

         4.8 Related Transactions. TCT is not a party or subject to any Contractual Obligation relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business between TCT and any of its officers or Management Committee representatives or, to the knowledge of TCT, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) Employment Arrangements listed or described in Section 4.14 of the TCT Disclosure Schedule, (b) Contractual Obligations between TCT and any of its officers, Management Committee representatives or Affiliates of TCT or any of the foregoing, that will be terminated, at no cost or expense to ATC, prior to the Closing, or (c) as specifically set forth in Section 4.8 of the TCT Disclosure Schedule.

         4.9 Insurance. TCT maintains, with respect to the TCT Assets and the TCT Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are set forth in Section 4.9 of the TCT Disclosure Schedule.

         4.10 Tax Matters. TCT has, in accordance with all Applicable Laws, filed all Tax Returns that it was required to file, and has paid, or made adequate provision on the most recent balance sheet forming part of the TCT Financial Statements for the payment of, all material Taxes which have or may become due and payable pursuant to said Tax Returns other than those Taxes being contested in good faith for which adequate provision has been made. The Tax Returns of TCT have been prepared in all material respects in accordance with all Applicable Laws. All material Taxes which TCT is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable. TCT has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of TCT for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the TCT Financial Statements for all Taxes accrued through the date of such balance sheet in accordance with GAAP whether disputed or not, and there are, to TCT's knowledge, no past transactions or matters which could result in additional Taxes of a material nature being imposed on TCT for which an adequate reserve has not been provided on such balance sheet. TCT has at all times been classified as a partnership under the Code and, except as set forth in Section 4.10 of the TCT Disclosure Schedule, has been similarly classified under all state and local income Tax Laws to which it is subject; TCT has never been a publicly traded partnership treated as a corporation under Section 7704 of the Code, and, except as set forth in Section 4.10 of TCT Disclosure Schedule, has never been similarly classified under state and local income Tax Laws to which it is subject. TCT has never been a member of any "affiliated group" of corporations, within the meaning of Section 1504(a) of the Code. TCT is not a party to any tax sharing agreement or arrangement.

         At all times during its existence, each member of TCT has been a "United States person" as defined in Section 7701(a)(30) of the Code as then in effect. TCT has complied with all material withholding obligations under Sections 1445(e)(1) or 1446 of the Code, and under any comparable provisions of state or local income Tax Laws.

         Except as disclosed in Section 4.10 of the TCT Disclosure Schedule and for Taxes of a nature referred to in Section 10.2, the completion of the Transactions will not (either alone or upon the occurrence of any additional or subsequent Event) result in TCT being subject to additional Taxes which, individually or in the aggregate, are material.

         4.11     Employee Retirement Income Security Act of 1974.

         (a) TCT (which for purposes of this Section shall include any ERISA Affiliate of TCT) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in Section 4.11(a) of the TCT Disclosure Schedule. TCT has delivered or made available to ATC true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof),
(ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan or Benefit Arrangement (if any such report was required by Applicable
Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of TCT, each such Form 5500 and each such summary plan description (or similar document) did not, as of the date of the Original Merger Agreement, contain any material misstatements. Except as set forth in Section 4.11(a) of the TCT Disclosure Schedule, TCT does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, and no Plan listed in Section 4.11(a) of the TCT Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA. TCT has no actual or potential liability under Title IV of ERISA. TCT does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and TCT does not have any obligation or liability with respect to any such Plan previously maintained by TCT, except as the provisions of COBRA may apply to any former employees of TCT. Except as set forth in Section 4.11(a) of the TCT Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 4.11(a) of the TCT Disclosure Schedule:

                  (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws and TCT has not received any notice from any Authority that it is currently or is going to be disputing or investigating such compliance;

                  (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

                  (iii) there are no Claims (other than routine Claims for benefits or actions seeking quali fied domestic relations orders) pending or, to TCT's knowledge, threatened involving such Plans or the assets of such Plans, and, to TCT's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

                  (iv) all material contributions to, and material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of TCT;

                  (v) no Event has occurred which would result in imposition on TCT of any material liability for (A) any breach of fiduciary duty damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                  (vi) TCT has not incurred any material liability to a Plan (other than for contributions not yet due) which liability had not been fully paid or accrued for payment as of the date of the Original Merger Agreement;

                  (vii) except as otherwise set forth in Section  4.11(a) of the
         TCT Disclosure Schedule, no current or former employee of TCT will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit
         Arrangement as a result of the transactions contemplated by this Agreement;

                  (viii) no compensation payable by TCT to any of its employees under any existing Plan or Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code; and

                  (ix) any amount that could be received (whether in cash or property or by virtue of the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of TCT who is a "disqualified individual" (as such term is defined in proposed Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of TCT on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code.

         (b) The execution, delivery and performance by TCT of this Agreement and the Collateral Documents executed or required to be executed by TCT pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in
Section 4.11(a) of the TCT Disclosure Schedule.

         4.12 Solvency. As of the execution and delivery of this Agreement, TCT is, and immediately prior to and immediately after giving effect to the consummation of the Merger will be, Solvent.

         4.13 Bank Accounts, Etc. Section 4.13 of the TCT Disclosure Schedule contains a true, accurate and complete list as of the date of the Original Merger Agreement of all banks, trust companies, savings and loan associations and brokerage firms in which TCT has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from TCT and a summary statement as to the terms thereof. TCT agrees that prior to the Closing Date it will not make or permit to be made any change affecting any bank, trust company, savings and loan association, brokerage firm or safe deposit box or in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case first notifying ATC in writing.

         4.14 Employment and Consulting Arrangements. Section 4.14 of the TCT Disclosure Schedule contains a true, accurate and complete list of all TCT employees and consultants, exclusive of consultants whose services for TCT are terminable within thirty (30) days without liability, penalty or payment of any kind by TCT or any Affiliate of TCT (the "TCT Employees"), together with each such Person's title or the capacity in which he or she is employed or retained and each such Person's compensation. TCT has no obligation or liability, contingent or other, under any Employment Arrangement with any TCT Employee, other than (i) those listed or described in Section 4.14 of the TCT Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or
(iii) such obligations or liabilities as do not and will not have, in the aggregate, any material adverse effect on TCT. Except as described in Section
4.14 of the TCT Disclosure Schedule, (a) none of the TCT Employees is now, or since its organization has been, represented by any labor union or other employee collective bargaining organization, and TCT is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the TCT Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, and (c) neither TCT nor any of such employees is now, or has since its organization been, subject to or involved in or, to TCT's knowledge, threatened with, any union elections, petitions therefor or other organizational activities, in each case with respect to the TCT Employees. TCT has performed in all material respects all obligations required to be performed under all Employment Arrangements and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

         4.15 Material Agreements. Listed on Section 4.15 of the TCT Disclosure Schedule are all Material Agreements (other than Leases, Private Authorizations and Governmental Authorizations) relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business or to which TCT is a party or to which it is bound or to which any of the TCT Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by TCT to ATC, and TCT will provide ATC with photocopies of all such Material Agreements requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.15 of the TCT Disclosure Schedule with respect to Material Agreements comprised of site leases and site licenses granted by TCT to third parties and with respect to Material Agreements that are oral). All of such Material Agreements are valid, binding and legally enforceable obligations of TCT and, to its knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, neither TCT nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Material Agreement or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of TCT, threatened in writing to the effect that TCT has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or materially increase the costs, of TCT under any of such Material Agreement.

         4.16 Ordinary Course of Business. TCT, from the date of the most recent TCT Financial Statements to the date of the Original Merger Agreement, except
(i) as may be described on Section 4.16 of the TCT Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, or
(iii) as may be described in the TCT Financial Statements, including the notes thereto:

                  (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

                  (b) except in each case in the ordinary course of business, consistent with prior practice:

                           (i) has not  incurred  any  obligation  or  liability
                  (fixed, contingent or other) individually having a value in excess of $50,000;

                           (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $50,000;

                           (iii) has not entered into any individual  commitment
                  having a value in excess of $50,000; and

                           (iv)     has not canceled any debts or claims;

                  (c) has not created or permitted to be created any Lien on any of the TCT Assets, except for Permitted Liens;

                  (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

                  (e) has not increased the compensation payable or to become payable to any of the TCT Employees other than increases in the ordinary course of business, or otherwise materially altered, modified or changed the terms of their employment;

                  (f) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                  (g) has not waived any rights of material value without fair and adequate consideration;

                  (h) has not experienced any work stoppage;

                  (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of TCT;

                  (j) has not issued or sold, or agreed to issue or sell, any shares of TCT Units, other shares of capital stock, Convertible Securities or Option Securities;

                  (k) has not made, paid or declared any Distribution; and

                  (l) has not entered into any transactions or series of related transactions which individually or in the aggregate is material to the TCT Assets or the TCT Business.

         4.17 Material and Adverse Restrictions. TCT is not a party to or subject to, nor is any of the TCT Assets subject to, any Employment Arrangement, Lease, Material Agreement or Private Authorization which, individually or in the aggregate, has had or, as far as TCT can now reasonably foresee, have, a material adverse effect on TCT, except as set forth in Section 4.17 of the TCT Disclosure Schedule and except for matters affecting the communications site industry generally and assuming the TCT Business continues to be operated substantially as in the past.

         4.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of TCT or any TCT Member.

         4.19 Environmental Matters. Except as set forth in Section 4.19 of the TCT Disclosure Schedule, TCT:

                  (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to TCT's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

                  (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

                  (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

                  (d) has, to its knowledge, obtained all material Environmental Permits required under Environmental Laws, and has filed all material applications, notices and other documents required to be filed prior to the date of the Original Merger Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued ownership or operation of the TCT Assets or conduct of the TCT Business in the manner currently owned, operated and conducted or proposed to be owned, operated and conducted prior to the Closing Date;

                  (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to TCT's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

                  (f) has not conducted or received any site assessment, audit or other investigation as to material environmental matters at any property currently owned, leased, operated or occupied by TCT;

                  (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by TCT and, to its knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by TCT; and

                  (h) has no knowledge of any past or present  Event  related to
         TCT's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the TCT Assets to the conduct of the TCT Business substantially in the manner now conducted, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

Section 4.19 of the TCT Disclosure Schedule sets forth a true, correct and complete list of all existing Phase I environmental site assessment reports (an "Environmental Report") on each parcel of Real Property owned or leased by TCT for which an Environmental Report has previously been prepared for TCT (true, correct and complete copies of which have heretofore been delivered by TCT to
ATC).

         4.20 Capital Stock. The authorized and outstanding equity interests of TCT are as set forth in Section 4.20 of the TCT Disclosure Schedule. All of the outstanding TCT Units have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights and are owned of record and, to TCT's knowledge, beneficially as shown in
Section 4.20 of the TCT Disclosure Schedule. No certificates have been issued evidencing ownership of TCT Units. Except as set forth in Section 4.20 of the TCT Disclosure Schedule, TCT has not granted or issued, nor has TCT agreed to grant or issue, any TCT Units, other equity interests, or any Option Security or Convertible Security, and TCT is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity interests in TCT or any Option Security or Convertible Security.

         4.21 Year 2000  Compliant.  TCT has  reviewed  the areas  within  their business and  operations  which TCT believes  could be materially  and adversely
affected  by  the  "Year  2000  Problem"   (that  is,  the  risk  that  computer
applications used by TCT may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31,
1999). Based on such reviews, TCT believes that the "Year 2000 Problem" will not have a material adverse effect on TCT. Except as set forth in Section 4.21 of the TCT Disclosure Schedule, to TCT's knowledge, each hardware, software and firmware product (collectively "Software") used by TCT in its business is Year 2000 compliant, except for such noncompliance that does not and could not reasonably be expected to have a material adverse effect on TCT.

         4.22 Materiality. The representations and warranties set forth in this Article are true and correct as of the date of the Original Merger Agreement without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on TCT.


                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF ATC AND ATMC

         Each of ATC and ATMC, jointly and severally, hereby represents and warrants to TCT and the TCT Members as follows:

         5.1  Organization  and  Business;   Power  and  Authority;   Effect  of
Transaction.

         (a) Each of ATC and ATMC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on ATC.

         (b) Each of ATC and ATMC has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by ATC and ATMC of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC and ATMC. This Agreement has been duly executed and delivered by ATC and ATMC and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC and ATMC will constitute, legal, valid and binding obligations of each of ATC and ATMC, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

         (c) Except to the extent necessary under its credit facilities, neither the execution and delivery by ATC and ATMC of this Agreement or any Collateral Document executed or required to be executed by each of them pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by ATC and ATMC:

                  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or ATMC or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Obligation of ATC or ATMC; or

                  (ii) will require ATC or ATMC to make or obtain any Governmental Authorization, Governmental Filing or Private
         Authorization, except (A) filings contemplated by the Registration Rights Agreement, (B) filings under the Hart-Scott-Rodino Act, (C) for FCC approvals, (D) the filing with the Commission of such reports under
         Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (E) the filing of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which ATMC is qualified to do business,
         (F) the filing of a Supplemental Listing Application with the New York Stock Exchange, and (G) such other Governmental Authorizations, Governmental Filings, and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a material adverse effect on ATC.

         5.2 ATC SEC Reports. ATC has heretofore made available to TCT its Annual Report on Form 10-K for its most recent fiscal year for which such a report has been filed and its Quarterly Reports on Form 10-Q for all fiscal quarters for which such reports have been filed (collectively, the "ATC SEC Documents"). As of the respective dates thereof, the ATC SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ATC has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of ATC included in the ATC SEC Documents (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals. As of the respective dates thereof, all forms, reports and documents to be filed by ATC with the SEC pursuant to the Securities Act and the Exchange Act between the date of the Original Merger Agreement and the Closing Date will comply as to form, at the time such form, document or report is filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATC or ATMC contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by ATC or ATMC pursuant to the provisions hereof nor the ATC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in the ATC SEC Documents, there has been no change with respect to ATC or any of its Subsidiaries that has had a material adverse effect on ATC. There is no Event known to ATC which has had or (so far as ATC can now reasonably foresee) is likely to have a material adverse effect on ATC, except to the extent specifically described in the ATC SEC Documents. ATC is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

         5.4 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or ATMC.

         5.5 Capital Stock. The authorized and outstanding capital stock of ATC, as of the date set forth therein, is as set forth in the most recent ATC SEC Documents. All of such outstanding capital stock has been, and, when issued in accordance with the terms of this Agreement, the ATC Common Stock to be issued upon consummation of the Merger will be, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and free and clear of all Liens attributable to any action or failure to act of ATC or any of the Subsidiaries. Since the date as of which information is set forth in the most recent ATC SEC Documents, ATC has not issued (a) any shares of common stock of any class, except (i) upon conversion of shares of one class into shares of another class, (ii) upon exercise of options referred to in the most recent ATC Financial Statements, (iii) pursuant to the consummation of acquisitions referred to in the ATC SEC Documents, or (iv) pursuant to the consummation of an acquisition as part of which an aggregate of 1,430,879 shares of ATC Common Stock were issued, or (b) any Convertible Securities or Option Securities, except for the issue of stock options under its 1997 Stock Option Plan, as amended and restated. Except as disclosed in the ATC SEC Documents, all outstanding shares of capital stock of the Significant Subsidiaries (as defined for purposes of Regulations S-X under the Exchange Act) of ATC are owned by ATC (in the case of ATMC and certain of such other Significant Subsidiaries) or a direct or indirect wholly-owned Subsidiary of ATC.

         5.6 Compliance with Governmental Authorizations and Applicable Law.

         (a) ATC and its Subsidiaries have conducted their respective business and owned and operated their respective property and assets in accordance with all Applicable Laws (including without limitation all Environmental Laws) and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on ATC. Neither ATC nor any of its Subsidiaries, as of the date of the Original Merger Agreement, was in, or was charged by any Authority with, or, to ATC's knowledge, was threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law (including without limitation any Environmental Laws) relating to the ownership and operation of their respective assets or the conduct of their respective businesses which, individually or in the aggregate, has had or will have a material adverse effect on ATC. No Event existed or had occurred, as of the date of the Original Merger Agreement, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law (including without limitation any Environmental Law), except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a material adverse effect on ATC.

         (b) There were, as of the date of the Original Merger Agreement, no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC or any of its Subsidiaries or the officers or directors of any thereof relating to the ownership or operation of their respective assets or the conduct of their respective businesses which, if determined adversely to ATC, individually or in the aggregate, will have a material adverse effect on ATC or which could materially and adversely affect the ability of ATC or ATMC to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against ATC or ATMC that could have such effect.

         5.7 Materiality. The representations and warranties set forth in this Article are true and correct as of the date of the Original Merger Agreement without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on ATC.


                                    ARTICLE 6

                                    COVENANTS

         6.1      Access to Information; Confidentiality.

         (a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, insurance policies, studies and reports, environmental studies and reports, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon written request (i) a copy of each report, schedule and other document filed or received by any party pursuant to the requirements of any Applicable Law or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations of their respective businesses, (ii) to the extent not provided for pursuant to the immediately preceding clause, in the case of TCT, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by it or its accountants deemed by ATC or its Representatives necessary or useful for the purpose of performing an audit of the business and assets of TCT, and (iii) such other information concerning any of the foregoing as ATC or TCT shall reasonably request. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law) shall not be used for any purposes, other than in connection with the Merger. Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons who it believes need to know such Confidential Information for the purpose of evaluating and consummating the Merger. For purposes of this Agreement, "Confidential Information" shall mean any and all information (excluding information that (i) has been or is obtained from a source independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction) related to the business or businesses of ATC, ATMC and their respective Affiliates or TCT and its Affiliates, including any of their respective successors and assigns.

         (b) Notwithstanding the provisions of Section 6.1(a), (i) each party may disclose such information as it may reasonably determine to be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration, proxy or information statement or other document required to be filed under any federal or state securities Law, and (ii) ATC may, with the prior written consent of TCT, which consent shall not be unreasonably withheld, delayed or conditioned, disclose the subject matter of this Agreement to Persons with whom TCT has a business or contractual relationship in connection with ATC's due diligence investigation of TCT. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than one copy thereof which shall be delivered to independent counsel for such party which shall be bound by the provisions of
Section 6.1(a).

         (c) Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, either party may disclose information received or retained by it in accordance with the provisions of this Agreement if it can demonstrate (i) such information is generally available to or known by the public from a source other than the party seeking to disclose such information or (ii) was obtained by the party seeking to disclose such information from a source other than the other party, provided that such source was not bound by a duty of confidentiality to the other party or another party with respect to such information.

         (d) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

         (e) The provisions of this Section shall apply to all Subsidiaries of ATC and TCT.

         6.2      Agreement to Cooperate; Certain Other Covenants.

         (a) Each of the parties  hereto shall use reasonable  business  efforts
(x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other Transactions, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger or the consummation of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings within fifteen (15) business days of the date of the Original Merger Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATMC to own and operate the TCT Assets and the TCT Business), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 8, and (vi) to advise the other of, in the case of TCT, any changes that would be required in the TCT Disclosure Schedule if the applicable representations and warranties set forth in Article 4 did not refer to the date of the Original Merger Agreement and, in the case of ATC, of the information with respect to its authorized and issued capital stock, other than as a consequence of matters heretofore disclosed by ATC to TCT, including without limitation those set forth in the ATC SEC Documents.

         (b) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents (i) regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Merger that are required to be filed on or before the Closing Date; and (ii) to allocate under Section 1060 of the Code all the consideration under this Agreement provided by ATC and ATMC in conformity with the past practice of ATC and ATMC and with a third-party appraisal of fixed assets to be obtained by ATMC at its sole expense.

         (c) TCT shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with ATC in order to enable ATC, at its sole and absolute discretion and expense, to have its independent accountants prepare audited financial statements for TCT described in Section 7.2(g). TCT will use its reasonable business efforts to ensure that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with the TCT Financial Statements and will present fairly the financial condition, results of operation and cash flow of TCT. Without limiting the generality of the foregoing, TCT agrees that it will (i) consent to the use of such audited financial statements in any registration, proxy or information statement or other document filed by ATC or any of its Affiliates under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as ATC's independent accountants may reasonably request under the circumstances.

         ATC shall, if permitted by the SEC, register under the Securities Act the shares of ATC Common Stock issuable pursuant to the consummation of the Merger. If such registration is effective, the form of TCT Investment Letter shall be appropriately revised and the Persons from whom it is required to be delivered shall be limited to those Persons who may be deemed to be "affiliates" of TCT, within the meaning of the applicable rules and regulations of the SEC under the Securities Act.

         6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement.

         6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

         6.5 No Solicitation. Unless and until this Agreement has been terminated, TCT shall not, and shall not permit any TCT Member to, nor shall it or any of them knowingly permit any of its or any of their Representatives (including, without limitation, any investment banker, financial adviser, broker, finder, attorney, accountant or other agent or representative retained by it or any of them) to, initiate, solicit, encourage or facilitate, or any of their Representatives (including, without limitation, any investment banker, broker, finder, attorney or accountant retained by it or any of them) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, it for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Alternative Transaction, or agree to or endorse any Alternative Transaction. If TCT, any TCT Member or its or any of their Representatives receives any inquiry with respect to an Alternative Transaction while this Agreement is in effect, TCT or such TCT Member shall inform the inquiring party that it is not entitled to enter into discussions or negotiations relating to an Alternative Transaction. The provisions of this Section shall apply to all Subsidiaries of TCT.

         6.6 Conduct of Business by TCT Pending the Merger. Except as set forth in Section 6.6 of the TCT Disclosure Schedule or as otherwise contemplated by this Agreement, after the date of the Original Merger Agreement and prior to the Closing Date or earlier termination of this Agreement, unless ATC shall otherwise consent in writing, TCT shall, and shall cause each of its Subsidiaries to:

                  (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

                  (b) not (i) amend or propose to amend its  Organic  Documents,
         (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) other than any Distribution resulting from the spin-off of Prime, declare, set aside, pay or make any Distribution, whether in cash, stock, property or otherwise;

                  (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any TCT Units, other equity interests in TCT, Convertible Securities or Option Securities;

                  (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed, other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) $3.0 million in the aggregate outstanding at any one time, and (y) borrowings necessary to finance acquisitions and construction projects permitted or consented pursuant to the provisions of paragraph (e) below, (ii) redeem, purchase, acquire or offer or agree to redeem, purchase or acquire any of its equity interests, including without limitation any TCT Units, other equity interests, Convertible Securities or Option Securities, (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (x) dispositions in the ordinary course of business, (y) Liens arising in accordance with the provisions of Indebtedness for Money Borrowed in effect on the date of the Original Merger Agreement and in accordance with their present terms, and (z) leases of towers and shelter space to third-party customers in the ordinary course of business and in accordance with past practices and policies, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of TCT for travel, business or relocation expenses in the ordinary course of business;

                  (e) not enter into or agree to enter into any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by TCT or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $3.0 million, or
         (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $10.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 6.6(e) of the TCT Disclosure Schedule;

                  (f) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                  (g) confer on a regular and frequent basis with one or more representatives of ATC to report material operational matters and the general status of ongoing operations;

                  (h) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees without the prior approval of ATC;

                  (i) maintain with financially responsible insurance companies insurance on the TCT Assets and the TCT Business in such amounts and against such risks and losses as are consistent with past practice;

                  (j) not make any Tax election that could reasonably be likely to have a material adverse effect on TCT or settle or compromise any material Tax liability;

                  (k) except in the ordinary course of business or except as would not, individually or in the aggregate, have a material adverse effect on TCT, not modify, amend or terminate any Material Agreement to which TCT is a party or by which any of the TCT Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

                  (l) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

                  (m) not enter into any Lease or other agreement with respect to any antennae site on any of its towers, whether presently owned or hereafter acquired by TCT other than in the ordinary course of business and in accordance with past practices and policies;

                  (n) except as set forth in Section 4.14 of the TCT Disclosure Schedules, (i) not grant to any executive officer or other key employee of TCT any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements set forth in Section 4.14 of the TCT Disclosure Schedule, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements set forth in Section 4.14 of the TCT Disclosure Schedule, (iii) not adopt or, except in the ordinary course of business, amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or material Contract;

                  (o) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of the Original Merger Agreement would have been required to be noted as an exception on Section 4.16 of the TCT Disclosure Schedule, other than pursuant to the conduct of its business in the ordinary and usual course of business and consistent with past practice; and

                  (p) not authorize or enter into any agreement that would violate any of the foregoing.

In the event that TCT or any of its Subsidiaries desires to take any of the actions prohibited by the provisions of this Section, TCT shall give prompt written notice to ATC, referring to the provisions of this Section. In the event that ATC does not object to the taking of such action within ten (10) business days of receipt of such notice and all material information requested by ATC with respect thereto, TCT or such Subsidiary shall have the right to take such action.

         6.7 Preliminary Title Reports. As promptly as practicable after the execution of this Agreement, ATC may obtain at its expense a standard preliminary title report (the "Title Report") dated on or after the date of the Original Merger Agreement issued by such title company or companies as TCT and ATC shall mutually reasonably agree with respect to each parcel of Real Property owned or leased by TCT or any of its Subsidiaries.

         6.8 Environmental Site Assessments. As promptly as practicable after the execution of this Agreement, ATC may at its own cost and expense obtain, and deliver to TCT full and complete copies of, an Environmental Report on each parcel of Real Property owned or leased by TCT or any of its Subsidiaries for which an Environmental Report has not heretofore been delivered by TCT to ATC (or as to which ATC has heretofore indicated that the existing Environmental Report raises questions of potential liability which has had or could be reasonably expected to have a material adverse effect on TCT). Site assessments shall be conducted by such consultants and professionals as ATC and TCT shall mutually reasonably agree and shall be arranged at times mutually convenient to the parties. Each of TCT and ATC shall be entitled to have representatives present at the time such site assessments are conducted and to have copies of all correspondence with the company preparing such Environmental Reports.

         6.9 Solicitation of Employees. If this Agreement is terminated, each of ATC and TCT agrees that neither it nor any of its Affiliates will, for a period of twelve (12) months from the date of such termination, solicit or actively seek to hire any individual who during such period is employed by ATC or any of its Affiliates or TCT or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement or contract in leaving such employment; provided, however, that the foregoing shall not prevent ATC or TCT (or any of their respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATC or TCT, as the case may be, on the date TCT or ATC (or any of their respective Affiliates), as the case may be, first solicits such key employee, or (iii) soliciting through general advertisement, including without limitation on the Internet.

         6.10 Certificate of Non-Foreign Status. Prior to the Closing Date, TCT shall use its reasonable business efforts to obtain on behalf of itself and ATC (in connection with potential deduction and withholding obligations under Sections 1445 or 1446 of the Code), from each TCT Member a certificate of non-foreign status of such member that meets the requirements of both Section 1.1445-2(b) of the Regulations and Section 5.04 of Revenue Procedure 89-31, 1989-1 C.B. 895, it being understood that the failure to obtain any such certificates shall not be deemed to be a breach of this Section. TCT shall furnish to ATC on the Closing Date a copy of such certificates of non-foreign status.

         6.11 Tax Returns and Other Reports. TCT's former tax matters partner (within the meaning of Section 6231 of the Code) will prepare and file all Tax Returns and other reports, filings, and amendments required to be filed by TCT or delivered to the TCT members after the Effective Time, but only to the extent that such Tax Returns and other documents relate to taxable periods (or portions thereof) ending at or prior to the Effective Time; provided however that ATC and ATMC shall be provided the opportunity to review and comment upon such Tax Returns, reports, filings, and amendments prior to their filing or delivery. The parties hereto agree that the Merger is being effected as a convenient mechanism for the TCT Members to sell their TCT Units to ATI, and accordingly the parties will (irrespective of the subsequent liquidation or merger of TCT into ATI) treat the Merger for income Tax purposes as a sale by the TCT Members of their TCT Units to ATI.

         6.12 Section 754 Elections. At the request of ATC, TCT and ATC shall use reasonable business efforts to cooperate to cause each Subsidiary of TCT that is identified by ATC to implement an election under Section 754 of the Code and under comparable provisions of all state and local income Tax Laws.


                                    ARTICLE 7

                               CLOSING CONDITIONS

         7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

                  (a) As of the Closing Date, no Legal Action shall be pending before any Authority seeking to enjoin, restrain, prohibit or make illegal or to impose any materially adverse conditions in connection with, the consummation of the Merger, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not in itself be deemed to be a Legal Action pending before any such Authority;

                  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated without any condition that has a material adverse effect on TCT or any of its Members or any Affiliate thereof;

                  (c) Except with respect to the Hart-Scott-Rodino Act (which is addressed in Section 7.1(b)), all authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings (other than the Certificate of Merger), submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, prior to the consummation of the Merger, shall have been obtained from, and made with, all such Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not have a material adverse effect on TCT; and

                  (d) The ATC Common Stock to be issued as part of the Merger Consideration shall have been listed for trading on The New York Stock Exchange, subject to official notice of issuance.

         7.2 Conditions to Obligations of ATC and ATMC. The obligation of ATC to cause ATMC to, and of ATMC to, consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC and ATMC to the extent permitted by Applicable Law:

                  (a) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to ATC and its counsel, and ATC and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

                  (b) TCT shall have furnished ATC and, at ATC's request, any bank or other financial institution providing credit to ATC, with one or more favorable opinions, dated the Closing Date, of counsel for TCT, reasonably satisfactory to ATC, covering the matters set forth in Exhibit B and made a part hereof, and in forms and scope reasonably satisfactory to ATC, and with respect to such other matters arising after the date of the Original Merger Agreement as ATC or its counsel may reasonably request;

                  (c) (i) The representations and warranties of TCT contained in this Agreement (other than in Section 4.20) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall continue to be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on TCT; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) the representations and warranties of TCT set forth in Section 4.20 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.2(c) if, by adjusting the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the TCT Members, or such approval has been obtained, in accordance with the DLLCA: (iii) each and all of the agreements and covenants to be performed or satisfied by TCT or any of the TCT stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) TCT shall have furnished ATC with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as ATC or its counsel shall have reasonably requested;

                  (d) Other than those which, individually or in the aggregate, the failure of which to obtain would not have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all authorizations, consents, waivers, orders or approvals required by the provisions of this Agreement to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation those required in order for TCT to continue to own all of the TCT Assets and continue to operate the TCT Business as conducted immediately prior to the Closing (including without limitation, at the cost and expense of TCT, all modifications, if any, of Private Authorizations, Leases and Material Agreements of TCT set forth in
         Section 7.2(d) of the TCT Disclosure Schedule) shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which could have a material adverse effect on TCT;

                  (e) Between the date of the Original Merger Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in TCT from that reflected in the most recent TCT Financial Statements;

                  (f) The TCT Members and TCT shall have delivered or cause to be delivered to ATC all of the Collateral Documents and other agreements, documents and instruments required to be delivered by the TCT Members or TCT to ATC at or prior to the Closing pursuant to the terms of this Agreement;

                  (g) ATC shall have received a letter from its independent accountants to the effect that an unqualified report (as to the scope of the audit, access to the books and records and the cooperation of management) on the financial statements (consisting of a balance sheet for the fiscal year ended December 31, 1997, and statements of operations and cash flow for the period ended December 31, 1997) of TCT could be prepared by them in conformity with GAAP and Regulation S-X under the Securities Act;

                  (h) As of the Closing  Date,  except as otherwise set forth in
         Section 4.6(a) of the TCT Disclosure Schedule, no Legal Action shall be pending before any Authority which could, individually or in the aggregate, have a material adverse effect on TCT, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority;

                  (i)  The  Environmental   Reports  prepared  pursuant  to  the
         provisions of Section 6.8 shall not indicate the likelihood of potential liability which has had or could reasonably be likely to have a material adverse effect on TCT, and no Event or Events shall have occurred subsequent to the date of the Original Merger Agreement, which, individually or in the aggregate, would cause the representations and warranties of TCT set forth in Section 4.19 (without regard to knowledge) to be inaccurate or incomplete in any material respect;

                  (j) ATC shall have received, at its expense, a commitment to issue standard ALTA title insurance policies insuring TCT's or any of its Subsidiaries' leasehold or fee interest in the parcels of land representing at least 95% of TCT net revenues on which each of its towers is located and the improvements located thereon and the Title Report shall not disclose any exception, other than Permitted Liens (and liens on real property owned by other Persons as to which TCT has a ground lease), and no Event or Events shall have occurred subsequent to the date of the Original Merger Agreement, which, individually or in the aggregate, would cause the representations and warranties of TCT set forth in Section 4.4 (without regard to knowledge) to be inaccurate or incomplete in any material respect;

                  (k) All Convertible Securities and Option Securities of TCT, if any, outstanding immediately prior to the Closing shall be canceled or converted to TCT Units and, from and after the Closing, shall no longer be of any force or effect;

                  (l) ATC shall have received, at its expense, a report with respect to each of the towers of TCT and any of its Subsidiaries, of such structural engineers as are reasonably satisfactory to ATC and TCT, that shall indicate that towers representing at least 95% of TCT net revenues (i) are structurally sound and in good operating condition, (ii) are in compliance with all Applicable Laws, Governmental Authorizations, Private Authorizations and issuance requirements, and (iii) do not require structural or other material repairs (other than those set forth in Section 7.2(l) of the TCT
         Disclosure Schedule heretofore delivered to ATC) costing more than $250,000 in the aggregate; provided, however, that to the extent the aggregate amount of such repairs is in excess of $250,000, ATC shall not be entitled to terminate this Agreement but the Cash Consideration shall be reduced by an amount equal to the excess of (x) the aggregate amount of such repairs over (y) $250,000;

                  (m) Cox shall have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit C and made a part hereof, amended to reflect the fact that Cox shall be entitled to one
         (1) demand registration on Form S-1 under the Securities Act (the "Registration Rights Agreement");

                  (n) Each TCT Member that owns Class B TCT Units shall have executed and delivered to ATC an investment letter substantially in the form of Exhibit D attached hereto and made a part hereof (the "TCT Investment Letters");

                  (o) The Monthly Revenue Run Rate of TCT for the month ended immediately prior to the Closing Date shall have been not less than $978,815, increased for the period between October 31, 1998 and such month end at an annual rate of 15%, compounded annually;

                  (p) Cox and each of the executive officers of TCT shall have executed and delivered to ATC agreements substantially in the form attached hereto as part of Exhibit E and made a part hereof (the "ATC Noncompetition Agreements");

                  (q) All instruments evidencing Indebtedness for Money Borrowed of TCT or any of its Subsidiaries shall permit the repayment thereof by ATC without premium or penalty;

                  (r) Any employment agreement or other arrangement between TCT and any of Messrs. Madigan, Sivertsen, D. Smith, R. Smith and Williams will be terminated, at no cost to ATC or ATMC, and any Contractual Obligation between TCT and any TCT Member or any member of the Immediate Family of any TCT Member, or any Affiliate of any of the foregoing, that is to survive the Merger shall, to the extent requested by ATC, be amended, at no cost to ATC or ATMC, to contain terms and conditions satisfactory to ATC;

                  (s) Each of the Persons named therein shall have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit F and made a part hereof (the "Indemnity Escrow Agreement") and ATC shall have been permitted to make the deposits contemplated thereby; and

                  (t) Cox shall shall have executed and delivered to TCT a special release substantially in the form of Exhibit I attached hereto and made a part hereof (the "Cox Special Release").

         7.3 Conditions to Obligations of TCT. The obligation of TCT to consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by TCT to the extent permitted by Applicable Law:

                  (a) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to TCT and its counsel, and TCT and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

                  (b) ATC shall have furnished TCT, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for ATC, substantially in the form attached hereto as Exhibit G and made a part hereof, and with respect to such other matters arising after the date of the Original Merger Agreement as TCT or its counsel may reasonably request;

                  (c) (i) The representations and warranties of ATC and ATMC contained in this Agreement (other than in Section 5.5) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on ATC; provided, however, that for the purpose of this clause
         (y), representations and warranties that are qualified as to materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 5.5 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.3(c) if, by adjusting the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATC or ATMC stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or ATMC hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) ATC and ATMC shall have furnished TCT with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as TCT or its counsel shall have reasonably requested;

                  (d) ATC and ATMC shall have delivered or cause to be delivered to TCT all of the Collateral Documents and other agreements, documents and instruments required to be delivered by ATC and ATMC to TCT at or prior to the Closing pursuant to the terms of this Agreement;

                  (e) Between the date of the Original Merger Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in ATC from that reflected in the most recent ATC Financial Statements;

                  (f) As of the Closing Date, no Legal Action shall be pending before any Authority which could, individually or in the aggregate, be reasonably expected to have a material adverse effect on ATC, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority;

                  (g) ATC shall have executed and delivered the Registration Rights Agreement and permitted Cox and such other TCT Members as so request, in their sole and absolute discretion, to become signatories thereto;

                  (h) ATC shall have delivered to Cox an agreement substantially in the form of Exhibit H attached hereto and made a part hereof (the "ATC Voting Agreement") executed by the ATC stockholders named therein and any individual nominated pursuant thereto shall have been elected a director of ATC; and

                  (i) ATC shall have executed and delivered to TCT the Indemnity Escrow Agreement.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time only pursuant to the following provisions:

                  (a) by mutual consent of TCT and ATC; or

                  (b) by ATC or TCT if any permanent injunction, decree or judgment of any Authority preventing consummation of the Merger shall have become final and nonappealable; or

                  (c) by TCT in the event (i) TCT is not in material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.2(c) not to be satisfied, and (ii) either (A) the Merger has not been consummated on or prior to June 30, 1999, or (B) ATC or ATMC is in material breach of this Agreement or any of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond June 30, 1999; or

                  (d) by ATC in the event (i) neither ATC nor ATMC is in material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.3(c) not to be satisfied, and (ii) either (A) the Merger has not been consummated on or prior to June 30, 1999, or (B) TCT is in material breach of this Agreement or any of TCT's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond June 30, 1999; or

                  (e) by ATC or TCT in the event the Merger has not been consummated on or prior to the Termination Date.

         The term "Termination Date" shall mean September 30, 1999 or such other date as the parties may, from time to time, mutually agree.

         The right of ATC or TCT to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

         8.2 Effect of Termination. Except as provided in Sections 6.1 (with respect to confidentiality), 6.3 and 10.2 and this Section, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that such termination (including without limitation any termination pursuant to the provisions of Section 8.1(e)) shall not relieve any party from liability for any willful or intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement. In the event this Agreement is terminated by either party pursuant to Section 8.1 (c) or 8.1(d) because of the intentional or wilful breach of covenant or agreement of the other party (including without limitation the refusal of the other party to consummate the Merger notwithstanding the fact that all of its conditions to do so have been satisfied), the terminating party shall be entitled to liquidated damages in the amount of $10,000,000, it being agreed that such amount shall constitute full payment for any and all damages suffered by the nondefaulting party by reason of such intentional or wilful breach of covenant or agreement. ATC and TCT agree in advance that actual damages would be difficult to ascertain and that $10,000,000 is a fair and equitable amount to reimburse TCT or ATC, as the case may be, for damages sustained due to ATC's or TCT's failure to consummate the Merger for the reasons specified in the immediately preceding sentence. Notwithstanding the foregoing, the liquidated damages provisions set forth herein are not exclusive remedies and each party shall have the right, in its sole and absolute discretion, to seek specific performance of this Agreement pursuant to the provisions of Section 10.4. Anything in this Agreement to the contrary notwithstanding, although a party may have multiple reasons for terminating this Agreement, it shall not be entitled to collect liquidated or other damages more than once.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of twelve (12) months after the Closing Date, except that in the case of matters of a nature referred to in Sections 4.1, 4.20, 5.1 and 5.5 which shall survive and remain operative and in full force and effect for a period of twenty-four (24) months after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing (unless any such covenant or agreement by its express terms in this Agreement does not so survive) and shall remain operative and in full force and effect for the statute of limitations applicable to contractual obligations. The term "Indemnity Period" shall mean the applicable period with respect to which a representation, warranty, covenant or agreement survives the Closing as provided in this Section. No claim for indemnification, other than with respect to fraud may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which arises and is the subject of a Claim which is asserted in writing prior to the expiration of the applicable Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

         9.2      Indemnification.

         (a) TCT agrees, with respect to the extent of each TCT Member's interest in the Escrow Indemnity Funds on behalf of each TCT Member, to the extent provided in this Article 9, including without limitation Section 9.3, that on and after the Closing ATC and ATMC and their respective Subsidiaries, stockholders, directors, officers, employees, agents and representatives (collectively, the "ATC Indemnified Parties") shall be indemnified and held harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys', accountants' and experts' fees and expenses incurred, including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered by the ATC Indemnified Parties by reason of or arising out of (i) any breach of representation or warranty made by TCT pursuant to this Agreement or any Collateral Document, and (ii) any failure by TCT to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document.

         (b) ATC and ATMC, jointly and severally, agree that on and after the Closing they will indemnify each former TCT Member and hold it harmless from and against all Loss and Expense suffered by any of them by reason of or arising out of (i) any breach of representation or warranty made by ATC or ATMC pursuant to this Agreement or any Collateral Document, and (ii) any failure by ATC or ATMC to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document.

         9.3      Limitation of Liability.

         (a) Notwithstanding the provisions of Section 9.2, after the Closing, the ATC Indemnified Parties, on the one hand, and the TCT Members, on the other hand, shall be entitled to recover their Loss and Expense in respect of any Claim only (i) in the event that the aggregate Loss and Expense for all Claims exceed, in the aggregate, $500,000, in which event the indemnified party shall be entitled to recover all such Loss and Expense including such $500,000; and
(ii) to the extent that the aggregate Loss and Expense for all Claims do not exceed $5,000,000.

         (b) Anything in this Agreement, including without limitation the provisions of Sections 9.2 or 9.3(a), to the contrary notwithstanding, except as provided in Section 9.6, (i) the exclusive recourse of any and all of the ATC Indemnified Parties after the Closing with respect to the liability of the TCT Members pursuant to Section 9.2 or any other provision of this Agreement or Applicable Law which requires the TCT Members to defend, indemnify or hold harmless any and all of the ATC Indemnified Parties from or against any Claim or Loss and Expense shall be the Escrow Indemnity Funds (as defined in the Indemnity Escrow Agreement); and (ii) any and all of the ATC Indemnified
Parties's remedies for any such liability of any TCT Member, or for any Claim arising under this Agreement, shall be limited to its right to recover from the Escrow Indemnity Funds in accordance with the provisions of the Indemnity Escrow Agreement, and none of the ATC Indemnified Parties shall have any right of recovery against any TCT Member or any of its officers, directors, shareholders, agents or Affiliates or against the assets of any of them for any such liability.

         (c) In the case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no Loss and Expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto.

         9.4 Notice of Claims. If an indemnified party believes that it has suffered or incurred any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable Indemnity Period specified in Section 9.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such Legal Action, but the failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party's ability to defend against such Claim.

         9.5 Defense of Third Party Claims. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified party, any third party Legal Action or other Claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the indemnifying party shall fail to defend any such Legal Action or other Claim, then the indemnified party may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such Legal Action or other Claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any such Legal Action or other Claim without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, delayed or conditioned if the terms and conditions of such compromise or settlement proposed by the indemnifying party and agreed to in writing by the claimant in such Legal Action or other Claim (a) include a full release of the indemnified party from the Legal Action or other Claim which is the subject of the Settlement Proposal, and (b) if the indemnified party is an ATC Indemnified Party, do not include any term or condition which would restrict in any material manner the continued ownership or operations of the TCT Assets or the conduct of the TCT Business in substantially the manner then being owned, operated and conducted by ATMC (or any successor or assign). No matter whether an indemnifying party defends or prosecutes any third party Legal Action or Claim, the indemnified and indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third party Legal Action or Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

         9.6 Exclusive Remedy. Except for fraud, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to any party against any other party for any Claim under this Agreement.

         9.7 Indemnification of Directors and Officers.

         (a) From and after the Effective Time, ATC and the Surviving Entity shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, Management Committee representatives and employees of TCT and any of its Subsidiaries, and any Person who is or was serving at the request of TCT as an officer, director or employee or agent of another Person, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Applicable Law (and shall also, subject to the provisions of Section 9.7(d), advance expenses as incurred to the fullest extent permitted under Applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, reasonably satisfactory in form, scope and substance to ATC, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of ATC or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that ATC or the Surviving Entity shall, subject to the provisions of Section 9.7(d), advance expenses on a current basis as provided in this Section notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case ATC or the Surviving Entity, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage).

         (b) ATC and ATMC agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Claim, existing in favor of the present or former Management Committee representatives, directors, officers, employees, fiduciaries and agents of TCT or any of its Subsidiaries, and any Person who is or was serving at the request of TCT as an officer, director or employee or agent (collectively, the "Indemnified Parties") as provided in the Amended and Restated Operating Agreement of TCT or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of TCT's Subsidiaries, as in effect as of the date of the Original Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim.

         (c) ATC shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by TCT and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that (i) ATC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to the Indemnified Parties with an insurance company or companies, the claims paving ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of ATC and (ii) ATC shall not be required to pay an annual premium for such insurance in excess of two (2) times the last annual premium paid prior to the date of the Original Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

         (d) In the event that any Claim relating hereto or to the transactions contemplated by this Agreement is commenced, before the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under Section 9.7(a) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ATC thereof, whereupon ATC or the Surviving Entity shall have the right, from and after the Effective Time, to assume and control the defense thereof, and upon such assumption, neither ATC nor the Surviving Entity shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Neither ATC nor the Surviving Entity shall be liable for any settlement effected without its prior written consent.

         (e) This Section 9.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of ATC and the Surviving Entity.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compli ance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith.

         10.2 Fees, Expenses and Other Payments.

         (a) All transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority in connection with this Agreement, the consummation of the Merger and the subsequent or contemporaneous actual or deemed liquidation of TCT into ATI as well as all costs and expenses in connection with such Taxes, stamps or other charges shall be borne equally by TCT and ATC, all costs referred to in Sections 6.7, 6.8 and 7.2(j) shall be borne by ATC, all Hart-Scott-Rodino filing fees and expenses shall be borne equally by TCT and ATC, and all other costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party which has incurred such costs and expenses. All such costs and expenses to be borne by TCT shall, to the extent not then paid, be accrued for purposes of determining the Current Balance as of the Effective Time. Such accrual shall also include all costs and expenses (including without limitation all transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority) in connection of transferring into the name of TCT all property, real, personal or mixed, held by any predecessor Entity.

         (b) At the Closing, ATC shall transfer to an escrow account an amount of cash equal to the aggregate amount of Taxes accrued pursuant to the last two sentences of Section 10.2(a) for purposes of determining the Current Balance as of the Effective Time (collectively, "Accrued Transfer Taxes"). The terms of such escrow arrangement shall provide that: (i) if TCT is not liquidated into ATI within three (3) months after the Closing Date, then an amount equal to all Accrued Transfer Taxes that were accrued based on the assumption that such liquidation would occur shall be paid to the TCT Members in proportion to their ownership of TCT Units as of the Effective Time, and (ii) if the amount of Accrued Transfer Taxes exceeds the amount of Taxes actually paid by ATI, and required to be borne by TCT pursuant to Section 10.2(a), then such excess shall be paid, from time to time, to the TCT Members in proportion to their ownership of TCT Units as of the Effective Time; provided, however, that ATI need not make any such payment unless it exceeds $10,000 in the aggregate.

         10.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered

(a) three (3) business days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

         (a)      If to ATC, ATI or ATMC:

                  116 Huntington Avenue
                  Boston, Massachusetts 02116
                  Attention:   Joseph L. Winn, Chief Financial Officer
                  Telecopier No.:  (617) 375-7575

                  with a copy to (which shall not constitute notice to ATC, ATI OR ATMC):

                  Sullivan & Worcester LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Attention:  Norman A. Bikales, Esq.
                  Telecopier No.:  (617) 338-2880

         (b)      If to TCT:

                  1525 Wilson Blvd.
                  Suite 500
                  Arlington, VA 22209
                  Attention:  Randall N. Smith
                  Telecopier No.:  (703) 247-2135

                  with copies to (which shall not constitute notice to TCT or any TCT Member):

                  Cox Telecom Towers, Inc.
                  1400 Lake Hearn Dr. N.E.
                  Atlanta, GA 30319
                  Attention:  Dean Eisner
                  Telecopier No.:  (404) 847-6110

                  Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Avenue
                  Suite 800
                  Washington, DC  20036
                  Attention:  Stuart A. Sheldon, Esq.
                  Telecopier No.:  (202) 776-2222

                  Cameron & Mittleman
                  56 Exchange Terrace
                  Providence, RI 02903
                  Attention:  David L. Mayer, Esq.
                  Telecopier No.:  (401) 454-4526

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

         10.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 10, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to the provisions of Section 9.3, nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including without limitation the recovery of damages; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, incidental and consequential damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits).

         10.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

         10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

         10.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.8 Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the DCL or the DLLCA applies to the Merger. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action. In the event of any Legal Action between the parties arising out of this Agreement, the parties agree to submit the matter to the Delaware Chancery Court, and the parties agree to submit to the jurisdiction of such court.

         10.9 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

         10.10 Entire Agreement. This Agreement (together with the TCT Disclosure Schedule, the Exhibits the other Collateral Documents, and the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreements and letters of intent. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         10.11 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to any party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and ATC may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

         10.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.11.

         10.13 Mutual Drafting. This Agreement is the result of the joint efforts of TCT and ATC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

         10.14 TCT Disclosure Schedule. TCT will deliver to ATC, on or prior to December 14, 1998, the TCT Disclosure Schedule and all other documents required to be delivered by TCT pursuant to Article 4 of this Agreement. Without limiting the generality of the foregoing, the TCT Disclosure Schedule shall set forth TCT's proposal with respect to which modifications, if any, of Private Authorizations, Leases and Material Agreements are proposed to be a condition to Closing pursuant to the provisions of Section 7.2(d). ATC shall have the right, for a period commencing upon its receipt of the TCT Disclosure Schedule and each other document together with a letter from TCT indicating that such delivery constitutes a "final and complete" delivery pursuant to this Section and terminating at 11:59 p.m. on the tenth (10th) business day following such receipt, (a) to terminate this Agreement, if the TCT Disclosure Schedule reveals any Event of which ATC was unaware as of the date of the Original Merger Agreement, which unknown Events, individually or in the aggregate, would have a material adverse effect on TCT, and (b) to propose to TCT alternatives as to which Private Authorizations, Leases and Material Agreements and which modifications, if any, of Leases and Material Agreements are to be a condition to Closing pursuant to the provisions of Section 7.2(d). In the event TCT does not agree to any proposal of ATC pursuant to clause (b) of the prior sentence, TCT and ATC shall be obligated to negotiate in good faith with respect to resolving such matters. In the event ATC and TCT do not agree in writing on the resolution of matters raised by any proposal made by ATC pursuant to such clause
(b) on or prior to ten (10) business days of receipt by TCT of any such proposal of ATC (the "Interim Period") either party may, on or prior to ten (10) business days (the "Termination Period"), following the expiration of the Interim Period, terminate this Agreement. In the event neither party shall have so terminated this Agreement on or prior to the expiration of the Termination Period, or, in the event ATC makes no proposal pursuant to clause (b) of the preceding paragraph, this Agreement shall continue in full force and effect and the original proposal of TCT (as set forth in Section 7.2(d) of the TCT Disclosure Schedule) shall control for purposes of determining the conditions of Closing set forth in Section 7.2(d). The disclosures in the TCT Disclosure Schedule are to be taken as relating to all of the representations and warranties of TCT. The disclosure of a particular item in the TCT Disclosure Schedule shall not be construed as an admission by TCT that such matter falls within the scope of any applicable materiality or other qualifications or limitations, or that such matter has had or is reasonably likely to have a material adverse effect. In addition, to the extent the TCT Disclosure Schedule includes matters that are not required by this Agreement to be reflected on such TCT Disclosure Schedule, such additional matters are set forth for information purposes only and shall not be construed as expanding the scope of any representations, warranties or covenants of TCT hereunder. Any reference in the TCT Disclosure Schedule to a contract, agreement, instrument, document, order, decree or judgment shall be deemed to include a reference to all amendments and modifications thereof, if any, so long as such amendments and modifications are made available to ATC as part of its due diligence investigation. In the event either party terminates this Agreement pursuant to the provisions of this Section, neither party shall have any liability to the other. The rights of ATC in this Section are in addition to those set forth in Section 10.15.

         10.15 ATC's Due Diligence. On or prior to December 18, 1998, ATC shall have completed its due diligence investigation of TCT and the TCT Assets and the TCT Business. ATC shall have the right, at any time prior to 11:59 p.m. on December 18, 1998 to terminate this Agreement if such investigation reveals any Event of which ATC was unaware as of the date of the Original Merger Agreement, which unknown Events, individually or in the aggregate, would have a material adverse effect on TCT. Without limiting the generality of the foregoing, ATC shall have been satisfied as a consequence of such due diligence that TCT and each of its Subsidiaries has at all times been classified as a partnership under the Code, and that neither TCT nor any of its Subsidiaries has ever been a publicly traded partnership treated as a corporation under Section 7704 of the Code. In the event ATC terminates this Agreement pursuant to the provisions of this Section, neither party shall have any liability to the other. The rights of ATC in this Section are in addition to those set forth in Section 10.14.

         10.16 Original Merger Agreement. Notwithstanding anything to the contrary in Section 10.1 of the Original Merger Agreement, this Agreement shall not amend or restate the Original Merger Agreement, and the Original Merger Agreement shall continue in full force and effect without any amendment or modification thereof pursuant to the provisions of this Agreement, until such time as this Agreement shall have been approved and adopted by the required vote of the TCT Members.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                    American Tower Corporation


                                    By:  ____________________________________
                                            Name:
                                            Title:



                                    ATC Merger Corporation


                                    By:  ____________________________________
                                            Name:
                                            Title:


                                    American Towers, Inc.


                                    By:_____________________________________
                                            Name:
                                            Title:


                                    TeleCom Towers, L.L.C.


                                    By:______________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX A

                                   DEFINITIONS

         Accrued Transfer Taxes shall have the meaning given to it in Section 10.2(b).

         Adjustment Holdback shall have the meaning given to it in Section 3.4.

         adverse, adversely, when used alone or in conjunction with other terms (including without limitation "affect," "change" and "effect") shall mean any Event which is reasonably likely, in the reasonable business judgment of the relevant party, to be expected to (a) adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) adversely affect the business, operations, management, or properties, or the financial condition, or results of operation of the TCT
Assets or the TCT Business or ATC and its Subsidiaries, taken as a whole, as applicable, or (c) impair such party's ability to fulfill its obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of such party under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, the following events shall not be deemed to constitute such a change, affect or effect: (i) changes in the financial markets or general economic conditions and Events affecting the communications sites industry generally, including without limitation conditions or changes which affect the prevailing interest rates available to businesses involved in the communications sites industry or which affect the prevailing resale valuation or the method of determining such valuations of the businesses involved in the communications sites industry, and (ii) the resignation or retirement of any TCT employee or group of TCT employees because of the execution and delivery of this Agreement.

         Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's family or a family trust.

         Agreement shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the TCT Disclosure Schedule, the ATC SEC Documents and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

         Alternative Transaction shall mean a transaction or series of related transactions (other than the Transactions) resulting in or likely to result in
(a) any Change of Control of TCT, (b) any merger, consolidation or other business combination of TCT, regardless of whether TCT is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as TCT was, (c) any tender offer or exchange offer for, or any acquisition of, any securities of TCT, (d) any sale or other disposition of all or any substantial part of the assets or business of TCT, or (e) any issue, sale, transfer, pledge, assignment or other conveyance, or any agreement to issue, sell, transfer, pledge, assign or otherwise convey, any equity securities, Convertible Securities or Option Securities by TCT or any TCT Member that could result in a Change of Control of TCT.

         Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

         ATC shall have the meaning given to it in the Preamble.

         ATC Common Stock shall have the meaning given to it in Section 3.1.

         ATC Financial Statements shall have the meaning given to it in Section 5.2.

         ATC Indemnified Parties shall have the meaning given to it in Section 9.2(a).

         ATC  Noncompetition  Agreements  shall have the meaning  given to it in
Section 7.2(p).

         ATC SEC Documents shall have the meaning given to it in Section 5.2.

         ATC Stock Consideration shall have the meaning given to it in Section 3.1.

         ATC Voting Agreement shall have the meaning given to it in Section 7.3(h).

         ATC's knowledge (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATC or ATMC, as such knowledge existed on the date of the Original Merger Agreement, after reasonable review of appropriate ATC and ATMC records and after reasonable inquiry of appropriate ATC and ATMC employees.

         ATI shall have the meaning given to it in the Preamble.

         ATMC shall have the meaning given to it in the Preamble.

         Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC.

         Benefit Arrangement shall mean any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits,
(c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the assets of TCT or the conduct of the business of TCT.

         Cash Consideration shall have the meaning given to it in Section 3.1.

         Ceiling Share Price shall have the meaning given to it in Section 3.1.

         Change of Control shall mean the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act) of twenty percent (20%) or more of the TCT Units.

         Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

         Closing shall have the meaning given to it in Section 2.2.

         Closing Date shall have the meaning given to it in Section 2.2.

         Closing Date Share Price shall mean, with respect to the ATC Common Stock, the average of the daily Fair Market Values thereof for each of the ten
(10) Trading Days prior to the Closing Date.

         COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

         Code shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Collateral Documents shall mean the Indemnity Escrow Agreement, the Noncompetition Agreements, the Registration Rights Agreement, the TCT Investment Letters, the Cox Special Release, the Prime Letter Agreement, the Prime
Definitive Agreement (if executed), the Certificate of Merger, and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement or any Collateral Document.

         Confidential Information shall have the meaning given to it in Section 6.1(a).

         Construction Cost shall mean, with respect to each of the Subject Towers that is not in service at the Effective Time, an amount equal to the funded cost of such Subject Tower, determined in accordance with GAAP, applied on a basis consistent with the TCT Financial Statements.

         Contract, Contractual Obligation shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability to which TCT is a party or to which it or any of the TCT Assets is subject.

         Control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

         Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, or other securities directly or indirectly convertible into or exchangeable for TCT Units or other equity interests of TCT, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

         Cox shall mean Cox Telecom Towers, Inc., a Delaware corporation and one of the TCT Members.

         Cox  Special  Release  shall  have the  meaning  given to it in Section
7.2(t).

         Current Balance shall mean, with respect to TCT, the amount by which the current assets of TCT and its Subsidiaries are more (or are less than) the current liabilities of TCT (exclusive of current maturities of principal of any Indebtedness for Money Borrowed), as determined in accordance with GAAP, consistently applied with the TCT Financial Statements.

         Current Market Price shall mean, with respect to the ATC Common Stock, the average of the daily Fair Market Values thereof for each of the twenty (20) Trading Days commencing ten (10) Trading Days prior to the date of the Original Merger Agreement; provided, however that the Current Market Price shall not be less than $19.20 or more than $21.25. The Current Market Price as so calculated was $21.55 and, therefore, it is $21.25.

         DCL shall have the meaning given to it in Section 2.1.

         Distribution shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary of such Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

         DLLCA shall have the meaning given to it in Section 2.1.

         Effective Time shall have the meaning given to it in Section 2.3.

         Employment Arrangement shall mean, with respect to TCT, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by TCT or any of its Affiliates), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the TCT Assets or the conduct of the TCT Business.

         Encumber shall mean to suffer, accept, agree to or permit the imposition of a Lien.

         Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

         Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

         Environmental  Report  shall  have the  meaning  given to it in Section
4.19.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         ERISA Affiliate shall mean any Person that is treated as a single employer with TCT under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

         Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

         Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Fair Market Value shall mean, with respect to the ATC Common Stock, (a) the average of the high and low reported sales prices, regular way, or, in the event that no sale takes place on any day, the average of the reported high and low bid and asked prices, regular way, in either case as reported on the principal stock exchange on which such stock is listed, or, if not so listed, on the Nasdaq National Market System; or (b) if such stock is not so listed, (i) the average of the high and low bid and high and low asked prices on such day in the over-the-counter market as reported by Nasdaq, or (ii) if bid and asked prices for such security on any day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security, or (c) if such security is not publicly traded, as from time to time agreed to by ATC and the TCT Members or, if no such agreement is reached within ten (10) business days of good faith negotiations, as determined by an independent investment banking firm mutually agreeable to ATC and the TCT Members whose fees and expenses shall be shared equally by ATC and the TCT Members.

         FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         FCC shall mean the United States Federal Communications Commission and shall include any successor Authority.

         Floor Share Price shall have the meaning given to it in Section 3.1.

         GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of the Original Merger Agreement.

         Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the United States Forest Service and the Federal Aviation Administration, in connection with the ownership or operation of the TCT Assets or the conduct of the TCT Business.

         Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

         Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor Law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

         Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) the presence of which on adjacent properties could constitute a trespass by such Person; or (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

         Indebtedness shall mean, with respect to any Person as of any date, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with an indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

         Indebtedness for Money Borrowed shall mean, with respect to any Person as of any date, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

         Indemnity  Escrow  Agreement  shall  have  the  meaning  given to it in
Section 7.2(s).

         Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, licenses, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

         Intellectual Property shall mean any and all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, service marks, trade names, copyrights and applications therefor, logos, trade secrets, drawing, plans, systems, methods, specifications, computer software programs, tapes, discs and related data processing software (including without limitation object and source codes) owned by such Person or in which it has an ownership interest and all other manufacturing, engineering, technical, research and development data and know-how made, conceived, developed and/or acquired by such Person, which relate to the manufacture, production or processing of any products developed or sold by such Person or which are within the scope of or usable in connection with such Person's business as it may, from time to time, hereafter be conducted or proposed to be conducted.

         Interim Period shall have the meaning given to it in Section 11.14.

         Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal precedent; or
(c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

         Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

         Legal Action shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

         Lien shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

         Loss and Expense shall have the meaning given to it in Section 9.2(a).

         material, materially or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

         Material Agreement shall mean, with respect to TCT, any Contractual Obligation which (a) was not entered into in the ordinary course of business,
(b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $100,000 since December 31, 1997, (ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment or (iv) involves the leasing of space on any tower of TCT involving not less than $10,000 in annual rental payments, (c) involves a capitalized lease obligation or Indebtedness for Money Borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, (e) accounted for more than three percent (3%) of the revenues of the TCT Business in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues of the TCT Business during the current fiscal year, (f) is with the United States Forest Service, or (g) involves the management by TCT of any communication tower of any other Person.

         Merger shall have the meaning given to it in the third Whereas paragraph.

         Merger Consideration shall have the meaning given to it in Section 3.1.

         Merger Price shall have the meaning given to it in Section 3.1.

         Mid Pacific shall mean Mid-Pacific-Telecom Communications Co., a Nevada general partnership.

         Monthly Tower Revenue Run Rate shall mean an amount equal to the normal monthly recurring net lease revenues (e.g., excluding charges for installation and excluding reimbursement of expenses, other than those billed at a fixed amount, which amount may vary from month to month and which shall be included in normal monthly recurring net lease revenues) received by TCT and its Subsidiaries with respect to space rented on the towers (including net revenues received by TCT and its Subsidiaries for managing towers of other Persons) of TCT and its Subsidiaries, including its proportionate share of the following entities: Mid-Pacific, Shreveport Tower Company, a Louisiana general partnership and Haysville Towers LLC, a Kansas limited liability company.

         Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

         New TCT  Operating  Agreement  shall  have the  meaning  given to it in
Section 2.5.

         Option Securities shall mean all stock or equity appreciation rights, rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or TCT Units or other equity interests in TCT or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

         Organic Document shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) or, with respect to a Person which is a limited liability company, its agreement of limited liability company, any agreements among members, and any management and similar agreements between the limited liability company and any member (or any Affiliate thereof).

         Original Merger Agreement shall have the meaning given to it in the first Whereas paragraph.

         Permitted Liens shall mean (a) Liens for current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, or other matters of record if any, as are not, individually or in the aggregate, substantial in character, amount or extent and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of the TCT Business, (c) Liens securing Indebtedness for Money Borrowed of a nature referred to in Section 7.2(q), and (d) such other Liens as are permitted by the provisions of this Agreement to be in place on the Closing Date.

         Person shall mean any natural individual or any Entity.

         Personal Property shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property which are owned or leased by TCT and used or useful as of the date of the Original Merger Agreement in the conduct of the business or operations of the TCT Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date of the Original Merger Agreement and the Closing Date.

         Plan shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the TCT Assets or the conduct of the business of the TCT Business.

         Prime shall mean Prime-Telecom Communications Co., a California general partnership.

         Prime Definitive Agreement shall mean the definitive purchase agreement which may be executed by, among others, ATI and TTP as contemplated by the Prime Letter Agreement.

         Prime Letter Agreement shall mean the letter agreement, dated as of December , 1998, by and between ATC and TTP, relating to the sale of Prime to ATI.

         Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to Intellectual Property, but excluding leases, easements and other rights to use real property.

         RCC shall mean RCC Consultants, Inc., a Delaware corporation, and its Subsidiaries.

         Real Property shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by TCT as of the date of the Original Merger Agreement, in the operations of the TCT Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date of the Original Merger Agreement and the Closing Date.

         Registration  Rights  Agreement  shall have the meaning  given to it in
Section 7.2(m).

         Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

         Representatives shall have the meaning given to it in Section 6.1(a).

         Restricted Transaction shall mean any (i) acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

         SEC shall mean the United States Securities and Exchange Commission.

         Securities Act shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         Solvent shall mean, with respect to any Person on a particular date, that such Person is "solvent" within the meaning of the federal Bankruptcy Code and applicable state insolvency and fraudulent conveyance statutes.

         Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person, other than RCC and TTP.

         Surviving Entity shall have the meaning given to it in Section 2.1.

         Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

         Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

         Taxing   Authority  shall  mean  any  Authority   responsible  for  the
imposition of any Tax.

         TCT shall have the meaning given to it in the Preamble.

         TCT Assets shall have the meaning given to it in Section 4.4(a) and shall, in any event, include the assets of TCT's Subsidiaries, as contemplated by Section 4.4(a) and the final sentence of Section 4.1(d).

         TCT Business shall have the meaning given to it in Section 4.4(b) and shall, in any event, include the business of TCT's Subsidiaries, as contemplated by Section 4.4(b) and the final sentence of Section 4.1(d).

         TCT Disclosure Schedule shall mean the TCT Disclosure Schedule to be furnished in accordance with Section 10.14.

         TCT Employees shall have the meaning given it in Section 4.14.

         TCT Financial Statements shall have the meaning given to it in Section 4.2.

         TCT Investment Letters shall have the meaning given to it in Section 7.2(n).

         TCT Member(s) shall have the meaning given to such terms in the fourth Whereas paragraph.

         TCT Units shall have the meaning given to it in Section 3.1.

         TCT's knowledge (or words of similar import) shall mean the actual knowledge of any TCT Member or any TCT Management Committee representative or officer, as such knowledge existed on the date of the Original Merger Agreement, after reasonable review of appropriate TCT records and after reasonable inquiry of appropriate TCT employees.

         TTP shall mean TeleCom Towers-Pacific, L.L.C., a to be formed Delaware limited liability company and a wholly-owned Subsidiary of TCT.

         Title Report shall have the meaning given to it in Section 6.7.

         Termination Date shall have the meaning given to it in Section 8.1.

         Trading Day shall mean any day on which shares of ATC Common Stock are actually sold on the New York Stock Exchange.

         Transactions shall mean the transactions contemplated to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.

                                                                     EXHIBIT 2.2

         Amendment, dated as of December 23, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, by and among ATC, ATI, ATMC and TCT.

                              W I T N E S S E T H:

         WHEREAS, ATC, ATI and TCT are parties to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998 (the "Merger Agreement"), providing for the merger of ATMC with and into TCT on the terms and conditions set forth therein; and

         WHEREAS, ATC, ATI, ATMC and TCT desire to amend the Merger Agreement in certain respects; and

         WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT and the TCT Members have heretofore authorized the officers of such companies to enter into amendments to the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

1.       DEFINED TERMS

         As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Amendment without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Amendment or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to this Amendment as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.

2.       THE AMENDMENTS

                  (a) Conversion of TCT Units. Section 3.1 of the Merger Agreement shall be amended as follows:

                           (i) The title shall be amended to read in its entirety as follows: "Conversion of ATMC Common Stock and TCT Units";

                           (ii) The last sentence of the first  paragraph  shall
                  be amended to delete the last word, "paragraph" and insert in its place the words "two paragraphs"; and

                           (iii) The following  paragraph  shall be added as the
                  penultimate paragraph of Section 3.1:

                                    In the event the Monthly  Tower  Revenue Run
                           Rate of TCT for the month ended immediately prior to the Closing Date shall have been less than the TCT Target Monthly Tower Revenue Run Rate, the ATC Stock Consideration shall be reduced by a number of shares of ATC Common Stock determined as follows: (i) the difference between the actual Monthly Tower Revenue Run Rate of TCT and the TCT Target Monthly Tower Revenue Run Rate shall be determined (the "Revenue Shortfall"); (ii) the Revenue Shortfall shall be multiplied by twelve (12), and the result shall be multiplied by fourteen and eight-tenths (14.8) (the "Enterprise Value Shortfall"); and (iii) the Enterprise Value Shortfall shall be divided by the Closing Date Share Price; provided, however, that in no event shall the number of shares of ATC Common Stock to be delivered as part of the ATC Stock Consideration be reduced by more than 600,000 shares of ATC Common Stock. The term "TCT Target Monthly Tower Revenue Run Rate" shall mean the amount set forth opposite the month in which the Closing shall occur:

                               Month in which                  TCT Target
                               Closing Occurs               Revenue Run Rate
                               --------------               ----------------

                                     January                    $1,008,179
                                     February                   $1,022,862
                                     March                      $1,037,544
                                     April                      $1,052,226
                                     May                        $1,067,132
                                     June                       $1,079,143
                                     July and thereafter        $1,091,378

                           In the event that the Closing shall occur after June 1999, the Monthly Tower Revenue Run Rate of TCT shall be determined exclusively on the basis of its Monthly Tower Revenue Run Rate as of June 30, 1999, and no adjustment to the ATC Stock Consideration shall be made under this Section 3.1 on account of the amount of TCT's Monthly Tower Revenue Run Rate as of a date later than June 30, 1999.

                           Anything in this Section to the contrary notwithstanding, the parties shall have the right to terminate this Agreement in accordance with the provisions of Section 8.1(b) and Section 8.1(c), as applicable.

                  (b) Conditions to Obligations of ATC and ATMC. The provisions of Section 7.2(o) are deleted in their entirety and the section shall be designated with the term "Intentionally Omitted".

                  (c) Appendix A. Appendix A is amended to add the following definitions in their appropriate alphabetical order:

                           Enterprise  Value  Shortfall  shall have the  meaning
                  given to it in Section 3.1.

                           Revenue  Shortfall shall have the meaning given to it
                  in Section 3.1.

                           TCT Target  Monthly Tower Revenue Run Rate shall have
                  the meaning given to it in Section 3.1.

                  (d) TCT Disclosure Schedule. Sections 4.11(a) and 6.6 of the TCT Disclosure Schedule shall be deemed to have been amended to reflect the fact that TCT may change its stay bonus program to award up to $500,000 exclusively to sales persons in relation to their obtaining additional revenue-generating leases and contracts.


3.       GENERAL PROVISIONS

                  (a) No Other Changes in Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and shall not otherwise be amended, modified or changed by this Amendment.

                  (b)  Incorporation  by Reference.  The  provisions of Sections
         10.1 through 10.13, both inclusive, of the Merger Agreement shall be deemed incorporated herein by reference with the same force and effect as though set forth hereat in their entirety, except that any reference to the term "this Agreement" in any such incorporated provision shall be deemed to refer to this Amendment.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   American Tower Corporation


                                   By:  ____________________________________
                                           Name:
                                           Title:



                                   ATC Merger Corporation


                                   By:  ____________________________________
                                           Name:
                                           Title:


                                   American Towers, Inc.


                                   By:______________________________________
                                         Name:
                                         Title:


                                   TeleCom Towers, L.L.C.


                                   By:______________________________________
                                        Name:
                                        Title: